UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2008

LBI MEDIA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-110122	05-0584918
(Commission File Number)	(IRS Employer Identification No.)

1845 West Empire Avenue Burbank, California	91504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 563-5722

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 14, 2008, the parent of LBI Media Holdings, Inc., Liberman Broadcasting, Inc. (“Liberman Broadcasting”), announced the appointment of Wisdom Lu as Chief Financial Officer of Liberman Broadcasting and each of its subsidiaries, effective as of March 24, 2008. Lenard Liberman will resign as Chief Financial Officer of Liberman Broadcasting and each of its subsidiaries on March 24, 2008, but will continue as Executive Vice President and Secretary of each company.

Ms. Lu, age 41, joins Liberman Broadcasting from Health Net, Inc., one of the nation’s largest publicly traded managed health care companies, where she most recently served as Treasurer and Chief Investment Officer. Ms. Lu was at Health Net from 1996 until her departure in 2008 and was responsible for, among other things, capital structure planning, management of cash, investment, debt and equity, real estate and facilities and procurement. Ms. Lu has also served as Treasury Officer, Fixed Income Sales & Trading with National Westminster Bank, USA from 1995 to 1996 and as Management Associate, Fixed Income Sales & Trading with Citicorp Securities, Inc. from 1993 to 1995.

Ms. Lu received her Bachelor of Science degree in Civil Engineering, with a minor in Economics, from Rensselear Polytechnic Institute and her Master of Business Administration (Finance & International Business) from the Leonard N. Stern School of Business at New York University. Ms. Lu holds professional designations of Chartered Financial Analyst and Professional Engineer (New York).

In connection with Ms. Lu’s appointment as Chief Financial Officer, on February 27, 2008, Liberman Broadcasting entered into an employment agreement with Ms. Lu. The term of the employment agreement commences on March 24, 2008 and ends on March 31, 2013. Liberman Broadcasting, however, may extend the agreement for two additional periods of one year each.

Base Salary. Pursuant to the employment agreement, Ms. Lu will receive an annual salary of $400,000 per year, less taxes and required withholdings. Assuming her continued employment, Ms. Lu’s salary will increase by 5% on April 1, 2009 and on each April 1 thereafter during the term of the agreement.

Annual and Long-Term Incentives. If Ms. Lu has remained in the position of Chief Financial Officer until March 31, 2009 and has performed fully all material obligations under her employment agreement, she will receive a bonus of $100,000. For each subsequent twelve month period during the term of the employment agreement, the first such period to commence on April 1, 2009, Ms. Lu will be eligible to receive a bonus of up to 25% of her then-current annual salary if she remains Chief Financial Officer during the applicable twelve month period and fully performs all material obligations under the employment agreement. The amount of any bonus for periods commencing on or after April 1, 2009 will be determined by Liberman Broadcasting’s board of directors in its sole discretion according to Ms. Lu’s achievement of annual objectives set by the board for that year. If, however, during the term of the employment agreement, Liberman Broadcasting consummates an initial public offering of its Class A common stock, Ms. Lu’s bonus will be determined by a compensation committee or in such other manner as Liberman Broadcasting determines satisfies applicable stock exchange rules or laws.

In addition to any bonuses, Ms. Lu will be granted an option to purchase shares of Liberman Broadcasting’s Class A common stock pursuant to an option plan to be adopted by Liberman Broadcasting. The option will represent, on a fully diluted basis as of the date of grant, 0.75% of the outstanding shares and will vest and become exercisable in five equal annual installments of 0.15% on March 31 of each year, commencing on March 31, 2009.

Payments on Termination and Change in Control. If Ms. Lu’s employment is terminated for cause or as a result of disability, resignation or death, Ms. Lu will be entitled to salary and bonuses earned at the time of such termination. In addition, if Ms. Lu is terminated for cause, any outstanding portion of her option to purchase Liberman Broadcasting’s Class A common stock or any other equity award will be immediately forfeited, regardless of whether it was then exercisable.

If Ms. Lu resigns for “good reason” following a change in control event or is terminated for a reason other than for cause or disability, Ms. Lu will be entitled to salary and bonuses earned at the time of such termination plus her base salary for a period of twelve months following termination, and she will also be entitled to exercise the then-vested portion of her options, as provided under Liberman Broadcasting’s option plan.

Item 7.01.	Regulation FD Disclosure

The Company issued a press release on March 14, 2008. The press release announced the appointment of Ms. Wisdom Lu as the Chief Financial Officer of Liberman Broadcasting and each of its subsidiaries, effective March 24, 2008. The press release is filed as Exhibit 99.1 and is hereby incorporated by reference in its entirety. The information in this Item 7.01 and the exhibit attached hereto is being furnished (not filed) under Item 7.01 of Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release of Liberman Broadcasting, Inc., dated March 14, 2008 (announcing appointment of Wisdom Lu as Chief Financial Officer)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, LBI Media Holdings, Inc. has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Burbank, State of California, on March 14, 2008.

LBI MEDIA HOLDINGS, INC.

By:	/s/ Lenard D. Liberman
Lenard D. Liberman Executive Vice President, Chief Financial Officer and Secretary